We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-135550) pertaining to the Equity Compensation Plan of JMG Exploration, Inc. of our report dated March 23, 2006 (except for note 2 to the December 31, 2006 consolidated financial statements, which is as of May 16, 2007) with respect to the consolidated financial statements of JMG Exploration, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006.

Ernst & Young LLP
Chartered Accountants
Calgary, Alberta

May 16, 2007